Exhibit 99.1

China Agri-Business Initiates “Fuqi Yingyang Fang”
(“Lucky Seven Health Food”) Branded Store Program

New York, New York – October 26, 2009 -- China Agri-Business, Inc. (OTC Bulletin Board: CHBU) a manufacturer and distributor of organic agricultural application products in China, opened its first “Fuqi Yingyang Fang”, (“Lucky Seven Health Food Store” English translation), branded store in Xian City, Shaanxi, China on September 8, 2009 under its “Fuqi” branded store program. Fuqi Yingyang Fang is a branded prototype store with approximately 1,720  square feet, (190 square meters). The store retails selected green, organic agricultural products as well as high-quality processed agricultural products (such as eggs, rice, cereal grains, tea, fresh and dried fruits). This store also provides customized and value added food processing services to meet the diverse needs of consumers. In addition, in-store professional nutritionists provide free dietary  consulting services to customers in accordance with their nutritional well being.

The Fuqi Yingyang Fang branded store program is intended to: (1) create a new market place for farmers to sell their green products and to realize the value of quality green products, especially for those who use the Company’s organic fertilizer; (2) promote green agriculture products as well as the Company’s fertilizer products through the selling of green products; (3) create a new profit center for the Company to develop and maintain sustainable future growth; and (4) provide a better and more healthful choices for consumers.

Commenting on the launch, Lipeng Deng, Chief Executive Officer of the Company, stated “A Fuqi Yingyang Fang branded store program is part of the Company’s market initiative, “New Agriculture-Generator”, which began in September 2008. We started with our Super Chain Sales Partner program and have established 103 branded Super Chain stores as of today.  Our Super Chain Sales Partner program is focused on establishing a direct sales network with farmers. Fuqi Yingyang Fang branded store program is designed to help farmers sell green agricultural products grown using our organic fertilizer products. These two programs have formed a virtuous circle.  Jointly, the two programs are expected to generate growth strength for the Company in the future. We  expect the branded stores will benefit us as well as consumers.”

The estimated cost per branded store is approximately $23,000 (150,000 renminbi).  The estimated revenue for each store is approximately $147,000 (1,000,000 renminbi).The Company plans to invest approximately U.S. $2.3 million (15,000,000 renminbi) and to establish 100 “Fuqi Yingyang Fang” branded stores nationwide in the PRC in the next three to five years.

ABOUT CHINA AGRI-BUSINESS, INC.

China Agri-Business, Inc., through its operating company in China, Shaanxi Xin Sheng Centennial Agriculture and Technology Co., Ltd. manufactures and sells non-toxic fertilizer, bactericide and fungicide products used for farming in China. Crops grown with Xinsheng’s products are eligible to qualify for the “AA Green Food” rating administered by the China Green Food Development Center, an agency under the jurisdiction of the Ministry of Agriculture of the People’s Republic of China (However, our products themselves do not bear the “AA green food” designation). The green food rating system consists of an “A” rating and a more stringent “AA” rating. The “AA” rating indicates that the crops contain minimal chemical residue from fertilizers.

The Company’s two primary product groups are organic fertilizer (Xinsheng Luyuan brand) and bactericides (Xinsheng Lufeng brand).  The Company has a total of five brands and produces more than 50 different applications, including products designed to stimulate plant growth, condition soil, and prevent and cure plant diseases and parasites. The Company has products for a variety of crops, including potatoes, vegetables, cotton and fruit plants, and orchard trees. The products can be used either alone or to supplement other products. The Company’s Xinsheng’s manufacturing facilities are located in Xian, Shaanxi Province, China.

Safe Harbor and Cautionary Statement

This document contains forward-looking information about the Company's operating results and business prospects that involve substantial risks and uncertainties. Statements that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements include, but are not limited to, statements about the Company's plans, objectives, expectations, strategies, intentions or other characterizations of future events or circumstances and are generally identified by the words "may," "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "could," "would," and similar expressions. Because these forward-looking statements are subject to a number of risks and uncertainties, the Company's actual results could differ materially from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the heading "Risk Factors" in the Company's annual report on Form 10-K for the fiscal year ended December 31, 2008 and other documents of the Comapany files with the United States Securities and Exchange Commission and available at www.sec.gov. The Company assumes no obligation to update any such forward-looking statements.

For additional information, please contact:

China Agri-Business, Inc.	Michael Segal, Director
Building 2, Unit 1, 15th Floor	Tel: +1-212-348-5600
Ling Xian Xin Cheng	Fax: +1-212-348-5601
86 Gaoxin Road	michael@chinaagri-business.com
Hi-Tech Industrial Development Zone Xian, Shannxi, China 710065

Tel: +86-29-6859-6556, +86-29-6859-6557 Fax: +86-29-6859-6589 Web: http://www.chinaagri-business.com